UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 1, 2022

KORE Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	(001-40856)	86-3078783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

877- 710-5673

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Romil Bahl

President and Chief Executive Officer

3700 Mansell Road, Suite 300

Alpharetta, GA 30022

877-710-5673

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	KORE	The New York Stock Exchange
Warrants to purchase common stock	KORE WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2022, KORE Group Holdings, Inc. (the “KORE”), KORE Wireless Canada Inc. (“KORE Canada” and together with KORE, the “Company”) and Paul Holtz, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, entered into an employment agreement (the “Employment Agreement”)

The Employment Agreement provides for an indefinite term. Pursuant to the Employment Agreement, Mr. Holtz is entitled to a salary of Canadian $385,000 and an initial cash bonus of Canadian $33,750 payable within thirty days of April 1, 2022. Mr. Holtz’s salary will be reviewed annually by KORE’s Board of Directors (the “Board”) solely for upward adjustment at the Board’s discretion. The Employment Agreement also provides that Mr. Holtz is eligible to earn an annual bonus, with a target bonus opportunity of 75% of his base salary. Mr. Holtz is entitled to receive severance payments and benefits upon a qualifying termination of his employment by the Company Without Cause (as defined in the Employment Agreement) or by Mr. Holtz for “Good Reason” (as defined in the Employment Agreement) consisting of the following, in addition to accrued benefits: (i) all minimum mandatory entitlements imposed by the applicable legislation at the relevant time (the “Mandatory Entitlements”), (ii) if not already provided under the Mandatory Entitlements, any annual bonus earned but unpaid with respect to the Company’s fiscal year ending on or preceding the date of termination (the “Prior Year Bonus”), (iii) payment of base salary in effect immediately preceding the date of termination (or, if greater, his base salary in effect immediately preceding a material reduction in his then current base salary, for which he has terminated his employment for Good Reason) for the 12-month period following the termination date (the “Severance Period”), but less any monetary payments payable as part of the Mandatory Entitlements (provided that, the total amount payable to Mr. Holtz pursuant to this clause (iii), inclusive of the Mandatory Entitlements, will equal 12 months of base salary payable over 12 months); (iv) if not already provided under the Mandatory Entitlements, a prorated annual bonus for the fiscal year in which the termination occurs, calculated based on actual achievement and paid at the same time annual bonuses are generally paid to other executives for the relevant year (the “Prorated Bonus”), (v) if not already provided by the Mandatory Entitlements, continuation of any health care (medical, dental and vision) plan coverage provided to him and his dependents during the Severance Period (provided that such continued coverage will terminate in the event he becomes eligible for coverage under another employer’s plans), and (vi) all outstanding and unvested equity or equity-based awards that vest solely based on continued employment will automatically vest.

If Mr. Holtz’s employment terminates by reason of his death, in addition to any accrued benefits, his estate is entitled to receive payment of any Prior Year Bonus and the Prorated Bonus, as well as any benefits to which Mr. Holtz’s estate is entitled by law.

Pursuant to the Employment Agreement, while employed by the Company (or any subsidiary or affiliate of the Company) and during the 24-month period following termination, Mr. Holtz is subject to non-competition and non-solicitation of customers and employees covenants, as well as a perpetual confidentiality covenant.

The foregoing descriptions of the material terms of the Employment Agreements are not complete and are qualified in their entirety by reference to the full text of the Employment Agreement attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this current report:

Exhibit No.	Description

10.1	Employment Agreement by and among Paul Holtz, the Company and KORE Canada, dated April 1, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORE Group Holdings, Inc.

Date: April 6, 2022	By:	/s/ Jack W. Kennedy Jr.
	Name:	Jack W. Kennedy Jr.
	Title:	Executive Vice President, Chief Legal Officer & Secretary